UNITED STATES

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SCHEDULE 14A

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PIEDMONT NATURAL GAS COMPANY, INC.

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The following is the transcript of a presentation given by Thomas Skains, Chairman, President and CEO of Piedmont Natural Gas Company, Inc., to employees on October 26, 2015:

Good morning. I was at an analysts call downtown with our friends from Duke this morning talking about this very exciting transaction we announced this morning for our company, a big deal for our company and a big deal for Duke Energy as well. I want to thank you for all being here on such short notice. I even brought some folks in from time off on vacation I understand: so thank you for coming in on your own personal time.

This release this morning is really big news for our company and the future of our company as well as Duke Energy and I want to share with you my thoughts on this very important strategic combination. This morning I am going to give you some general thoughts about the transaction and what it means for our company and all of us as employees; then I will open up the meeting for questions. Is that fair enough?

So I would like all of you to keep in mind though that this is Day 1 on an extensive process moving forward to an anticipated closing by late 2016. There is a lot of work ahead on this; this is just the beginning, not the end and I am not going to have all the information that you are going to want to hear. So I will just tell you that up front. If I had the information, I would tell you and I will commit as soon as I do and can tell you, I will. For example I am a little bit handcuffed this morning by virtue of some laws and regulations. We have to for example seek our shareholder approval of this transaction and that is done through the form of what is called a proxy solicitation filing.

I am not allowed by law to front run what’s in that filing. So you are going to have to be patient because some of the things I know you are going to want to talk about and I am eventually going to want to talk to you about are in that filing and I cannot talk about it yet. So I hope you understand this. But everything I can answer, I will, things that I know I will tell you, things that I do not know I will tell you I don’t know. But I will tell you as soon as I can find out. Okay? Fair enough?

So the basic agreement: Duke Energy has agreed to purchase our company for $60 per share in cash, which if you follow our stock price and I hope all of you do, as Piedmont shareholders, we traded just a smidgen above $42 on Friday, $60 price is over 40 percent premium. So that is the stock trade: that is a heck of a return over the weekend on an investment. Actually it is 42 percent and if you look at the trailing, 30-day volume weighted average of our stock price, it is over a 50 percent premium for our company. And if you look at our 52-week low stock price over the last year, I think it is over 70 percent.

It is some incredible premium. It represents total equity value in cash to our shareholders of $4.9 billion, and it is a compelling value proposition for our owners. It is just absolutely compelling. Duke was also going to assume $1.8 billion of our debt so the total deal value of this transaction is $6.7 billion, so it is a major investment by Duke Energy into what we all consider and know to be the premier local distribution company in the United States.

Importantly, as a part of the deal, the Piedmont Natural Gas name and brand is going to be maintained. Our corporate headquarters here, Piedmont Town Center, is going to be maintained and our presence across our three-state service area is going to be maintained. We will merely be an operating subsidiary doing business as Piedmont Natural Gas in the Duke corporate umbrella. As a part of the merger agreement, which I think has been filed this morning, Duke is going to add one member of our board of directors to their corporate board; in addition, Duke intends to offer to retain the executive management team in key roles in their organization, and the lead executive on that team will report directly to Lynn Good, the president, CEO and vice chairman of Duke Energy.

By the way I was just with Lynn. She passes along her best regards to all of you. She is not here today because she wanted me to have the opportunity to talk with you about this transaction before she comes and addresses you, which intends to do.

So we are going to put that on the calendar to have Lynn Good come out and you hear directly from her the importance that she and Duke Energy place on Piedmont Natural Gas. The importance of this is this, the Piedmont Natural Gas team is going to manage and operate and grow the entire natural gas portfolio of the combined companies. That means that Piedmont Natural Gas will not only operate our utility investments in the three states that we serve, we will also operate Duke’s existing natural gas distribution assets in the Midwest, in Ohio and Kentucky, okay. So they are turning over the keys to that operating subsidiary along with all the investments that we both have in the Atlantic Coast Pipeline as well as Sabal Trail and they are looking to Piedmont to drive a very strategic growth agenda in natural gas for the overall consolidated company.

So we are going to be the growth engine and have access to significant capital and human resources working for one of the largest energy companies in the United States to grow natural gas both organically in our existing service territories, to operate existing investments and natural gas joint ventures, but I hope and trust and believe there will be significant additional acquisitions that we make in the space as a part of this new bigger, stronger company. So this is a major strategic move for Duke Energy and the Piedmont Natural Gas operating subsidiary is going to drive that agenda. And we should all feel very, very proud about this.

The transaction is also going to allow us to consolidate our critical gas and power infrastructure into one company and I think that is going to enhance customer service, energy service solutions, safety, integrity and reliability of the overall energy infrastructure in the Carolinas. So there has been a lot of discussion, if you read and follow industry news about the reliability of energy and interconnections between gas and electric and the protocols and how all that is managed to provide reliability of service to customers. Duke relies on us as a critical part of their supply chain for natural gas to their power generation facilities which by the way they are continuing to convert from coal to natural gas. We rely on electricity to provide our services both just in terms of essential functions but also electric compression in certain key areas that we need to move gas to their power generation.

So we are connected in providing reliability to the region. I told you earlier in the year that we are not only responsible for keeping the pilot lights on and gas water heat and cooking and space heating, we are also responsible for the lights and the switches. And so it is an interconnection that is the future of energy I believe not only in the southeast but across the country.

In order to close the transaction, we have to get certain federal and state approvals as well as approval of our shareholders that I mentioned earlier. Again, this is just the beginning of the process, there is much work to be done. We are anticipating having all of that complete by the end of 2016. But we are committed to moving it as rapidly as we can. So our stretch goal, frankly, is to try to get it done before the end of ’16 and we are going to be working on that.

So what does this mean for you and all of us? And let me start by saying a little over 20 years ago when I was at Transco Energy Company in Houston I was sitting right where you are today, listening to our CEO talk about a transaction where Transco agreed to let Williams Companies acquire them. So I know exactly what you are thinking, how you are feeling, kind of the surprise, where do we go? There is a lot of uncertainty, how does this deal affect me?

Well, let me just kind of address what happened to me then and what the process was going forward. So first, with uncertainty, there is anxiety, right? Is anybody here not anxious? If you are not anxious, raise your hand, okay. So with uncertainty, there is anxiety and the only thing we can do to relieve that anxiety is to give you information when we know it, okay. And we are committed to doing that. With change, right, when we talk about Piedmont Pride in everything we have learned, with change comes opportunity, and you have to grab it, right? So I would not be here today had I not be sitting where you were 20 years ago in an auditorium in Houston, Texas.

So uncertainty, anxiety we will get through that; change, opportunity and we will get to that as well. So please keep that in mind, but we are going to have to go through that process. We are going to engage in further discussions with Duke Energy management, led by Lynn Good, and you are going to like her very, very much, specifics will be worked out. I have got to tell you that employee matters was a very important part of this negotiation, and you have my commitment that we are going to keep you updated every step of the way as decisions are made about what this new organization is going to look at.

But between now and close, it is business as usual. We are going to continue to operate as two separate companies; I am going to continue to be your chairman, president and CEO of Piedmont Natural Gas until the deal is closed and through this transition process, we are going to continue to focus on everything that we do well, each and every day: and that is providing safe, reliable quality service to our customers. So that is what we have got to stay focused on.

I will tell you getting back to sitting where you were 20 years ago, the thing that helped me then that I think will help you now, there are things that you can control in life and things you cannot control, right? So the things that you can’t control and I can’t control at moment, until things become more clear on a lot of the specifics around this combination will become clearer over time, okay. And we are committed to get that to you.

What are the things that we can control? A positive mental attitude and doing your work well and performing your jobs and responsibilities at a very high quality level. So I think we need to continue to focus on what we control and just let things go that you can’t and work every day to achieve the goals that we set for ourselves and for our customers and for our shareholders and for each other’s in the organization. So I have got to tell you this strategic opportunity is incredible for our company, to lead the natural gas growth engine for this combination company is going to be exciting, it is going to be dynamic, it is full of growth, full of opportunities and I am really proud to have reached this milestone.

And I tell you what, we could not have reached it without your performance every day and the job that you do and everyone across the organization does every day, getting the right results the right way, and corporate culture is very important to that. And along the way, we maximized value for shareholders, and we will continue to do that as a part of a new organization. The new organization with us driving the gas agenda is going to succeed just as well and succeed for the same reasons that we have to this point, and that is because of our focus and core values, our focus on our performance, getting the right results the right way with the right people.

So our future is very, very bright and I know and believe in my heart that our best days are ahead and you should know that as well.

Additional Information and Where to Find It

This communication does not constitute a solicitation of any vote or approval. Piedmont Natural Gas Company, Inc. (“Piedmont”) intends to file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger transaction. PIEDMONT URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Duke Energy Corporation (“Duke Energy”), Piedmont and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Piedmont’s proxy statement (when it becomes available) may be obtained free of charge from Piedmont Natural Gas Company, Inc., Corporate Secretary, 4720 Piedmont Row Drive Charlotte, North Carolina, 28210. Investors and security holders may also read and copy any reports, statements and other information filed by Piedmont with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Piedmont and its respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Piedmont’s directors and executive officers is available in its proxy statement filed with the SEC on January 6, 2015 in connection with its 2015 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.

These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” and similar expressions.

Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Duke Energy or Piedmont, including future financial and operating results, Duke Energy’s or Piedmont’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the requisite approvals of Piedmont’s shareholders; the risk that Duke Energy or Piedmont may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; and the effect of changes in governmental regulations. Additional risks and uncertainties are identified and discussed in Duke Energy’s and Piedmont’s and their respective subsidiaries’ reports filed with the SEC and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Neither Duke Energy nor Piedmont undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.